EX-99.(11)

Dechert LLP Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

April 27, 2026

Goldman Sachs ETF Trust

200 West Street

New York, New York 10282

Re:	Goldman Sachs ETF Trust – Goldman Sachs Core Plus Bond ETF and Goldman Sachs Income ETF

Registration Statement on Form N-14 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Goldman Sachs ETF Trust (the “Trust”), a Delaware statutory trust, in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “1933 Act”), filed with the U.S. Securities and Exchange Commission (“SEC”), on April 27, 2026, relating to the transfer of all of the assets of each of the Goldman Sachs Bond Fund and Goldman Sachs Income Fund (each, an “Acquired Fund,” and collectively, the “Acquired Funds”), each a series of Goldman Sachs Trust, in exchange for the issuance of shares of beneficial interest (“Shares”) of each of the Goldman Sachs Core Plus Bond ETF and Goldman Sachs Income ETF (each, an “Acquiring Fund,” and collectively, the “Acquiring Funds”), respectively, each a series of the Trust, and the assumption by each Acquiring Fund of all of the liabilities of its corresponding Acquired Fund, pursuant to the proposed reorganizations as described in the Registration Statement and in the form of Agreement and Plan of Reorganization and Liquidation by and between the Trust, on behalf of each Acquiring Fund, and Goldman Sachs Trust, on behalf of the corresponding Acquired Fund, filed as an exhibit to the Registration Statement.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust’s Amended and Restated Declaration of Trust (the “Declaration of Trust”) and Amended and Restated By-Laws, each as amended to date. In addition, in rendering this opinion, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of April 27, 2026, and this opinion is limited accordingly and is rendered as of the date of such certificate.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; and (iii) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct.

Based upon the foregoing, we are of the opinion that the Shares of each Acquiring Fund to be registered under the 1933 Act and issued pursuant to the Registration Statement have been duly authorized for issuance and, when issued to its corresponding Acquired Fund shareholders in the manner described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Trust’s Declaration of Trust,

April 27, 2026

fully paid and non-assessable beneficial interests in such Acquiring Fund. In this regard, we note that, pursuant to Section 4.5 of Article IV of the Declaration of Trust, the Trustees have the power to cause each shareholder, or each shareholder of any particular series or class, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the SEC, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP